Exhibit 99.1

News

MGE Energy Reports Third-Quarter Earnings

Madison, Wis., Nov. 5, 2008—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Sept. 30, 2008, of $17.3 million or 78 cents per share, compared to $15.5 million or 71 cents per share for the same period in the prior year.

Earnings for the three months ended Sept. 30, 2008, benefited from gains on certain local economic development investments. As a result, MGE Energy recognized a one-time $2.8 million pretax gain for the three months ended Sept. 30, 2008.

During the three months ended Sept. 30, 2008, earnings from utility operations decreased $0.2 million compared to the prior year. Electric utility operations decreased $0.8 million compared to the corresponding period in the prior year while gas utility operations improved $0.6 million from the third quarter of 2007. Retail electric sales decreased 1.2% for the third quarter of 2008 compared to 2007. While residential electric use was down 5.9% due to the cooler weather, the lower residential usage was largely offset by higher sales to large customers that are less weather sensitive.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 136,000 customers in Dane County, Wis., and purchases and distributes natural gas to 140,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

	2008	2007
Three Months Ended Sept. 30
Operating revenue	$125,807	$116,323
Operating income	$25,251	$25,735
Net income	$17,310	$15,536
Earnings per share (basic and diluted)	$0.78	$0.71
Weighted average shares outstanding (basic and diluted)	22,230	21,780
Nine Months Ended Sept. 30
Operating revenue	$440,540	$394,754
Operating income	$67,801	$64,091
Net income	$41,704	$37,804
Earnings per share (basic and diluted)	$1.89	$1.77
Weighted average shares outstanding (basic and diluted)	22,109	21,396

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Contact:

Bryan Brosamle

Manager - Corporate Communications

608-252-7056

bbrosamle@mge.com